Exhibit (a)(2)(A)

Wheaton is Clearly a Superior Alternative: Reject Glamis

ROB MCEWEN

GOLDCORP + WHEATON



How Do You Make Small Fortune?

"Start with a large fortune invested in Goldcorp and accept the Glamis offer!"


GWE

Say no to:
Growth without earnings

Owners of Goldcorp

Goldcorp C.E.O Rob McEwen addresses the issues facing Goldcorp

Jan 28, 2005	**Wheaton, Goldcorp CEOs urge rejection of 'value destructive' Glamis bid** (National Post)
Jan 26, 2005	**Fairvest reccomends Goldcorp / Wheaton**
Jan 25, 2005	**Letter to Sharholders**
Jan 21, 2005	**Goldcorp Board rejects Glamis offer as inadequate, Goldcorp shareholders given more time - Urged to vote for Wheaton**
Jan 20, 2005	**Director's Circular**
Jan 20, 2005	**Wheaton River Reports Record Gold Production**
Jan 19, 2005	**Wheaton River's Ian Telfer Wins Mining Award**
Jan 13, 2005	**Goldcorp C.E.O between nugget and a hard place (National Post)**
Jan 13, 2005	**Goldcorp C.E.O between nugget and a hard place (National Post)**
Jan 12, 2005	**Record gold production at Red Lake in 2004**

Rob McEwen Background

Conference call
Dec 6, 2004
Goldcorp & Wheaton
Audio | Text

Why I'm betting on Wheaton...

Road show presentation
PowerPoint

Goldcorp's Remarkable Story
by Michael Caldwell

Wheaton River ✓ Glamis Gold Ltd.

Official site of Robert R. McEwen, C.E.O. of Goldcorp Inc.

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